Exhibit 10.3

AMENDMENT TO THE CHANGE OF CONTROL TERMINATION PROTECTION AGREEMENT

AMENDMENT made as of December 15, 2011 to the Change of Control Termination Protection Agreement dated as of March 31, 2011 between Morton’s Restaurant Group, Inc. (the “Company”) and Scott D. Levin (the “Executive”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties desire to amend the Change of Control Termination Protection Agreement as set forth herein;

NOW, THEREFORE, effective as of the date hereof:

1. The first sentence of Section 3(c) shall be amended in its entirety to read as follows:

The Company shall pay Executive any unpaid Base Salary through the Termination Date and any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company (based on the achievement of the performance targets established by the Board and the Company’s Compensation Committee with respect to such previously completed fiscal year; provided that, for fiscal year 2011, such Bonus shall be calculated as follows: (i) if the Company achieved Consolidated EBITDA of $29,081,250, including the Company’s bonus accrual of $1,378,869, or higher, 100% of the Bonus shall be paid, (ii) if the Company achieved Consolidated EBITDA of between $29,081,250 and $27,702,381 (the “Minimum Consolidated EBITDA Target”), including the Company’s bonus accrual of $1,378,869, then the bonus accrual of the Company and the bonus payout to all eligible employees of the Company shall be reduced so that the Consolidated EBITDA equals $29,081,250 (e.g., if Consolidated EBITDA is $28,081,250, including the Company’s bonus accrual of $1,378,869, then the Company’s bonus accrual and the bonus payout shall be reduced by $1 million and the remaining $378,869 of the Company’s bonus accrual shall be distributed pro rata to the Company’s eligible employees) and (iii) if Consolidated EBITDA is less than the Minimum Consolidated EBITDA Target, then no Bonus shall be payable for fiscal year 2011. “Consolidated EBITDA” shall be calculated in a manner consistent with the manner in which Consolidated EBITDA has been calculated and presented by the Company management to the Company’s Board of Directors in prior fiscal years for purposes of determining bonus entitlement and incorporating the same methodology for including or excluding adjustments as is consistent with prior fiscal years. The payment of such Bonus under this Section 3(c) shall be payable to the Executive within thirty (30) days following the Company’s receipt of the Company’s audited financial statements for such fiscal year, but in no event earlier than forty-five (45) days following the Executive’s termination of employment and no later than June 30 of the fiscal year following the fiscal year in which the Bonus was earned.

2. The second sentence of Section 5 shall be amended in its entirety to read as follows:

Any reduction of the Parachute Payments pursuant to the foregoing shall occur in the following order: (1) any cash severance payable by reference to the Executive’s base salary and annual bonus, the last months of which shall be reduced first until the necessary reduced amount has been achieved; (2) any cash payment under any change in control bonus agreement or similar agreement; (3) any other cash amount payable to the Executive; (4) any benefit valued as a “parachute payment” (within the meaning of Section 280G of the Code); and (5) acceleration of vesting of any equity award.

3. Except as set forth in this Amendment, all of the other provisions of the Change of Control Termination Protection Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

MORTON’S RESTAURANT GROUP, INC.

By:	/s/ Ronald M. DiNella
Name: Ronald M. DiNella
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

By:	/s/ Scott D. Levin
Name: Scott D. Levin
Title: Senior Vice President and General Counsel

Signature Page